SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 10, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its June, second quarter, and year-to-date 2018 preliminary traffic statistics.

The Company flew 12.2 billion revenue passenger miles (RPMs) in June 2018, an increase of 2.6 percent from the 11.9 billion RPMs flown in June 2017. Available seat miles (ASMs) increased 3.2 percent to 14.1 billion in June 2018, compared with June 2017 ASMs of 13.6 billion. The June 2018 load factor was 86.9 percent, compared with 87.4 percent in June 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JUNE
	2018	2017	Change
Revenue passengers carried	11,987,906	11,628,819	3.1%
Enplaned passengers	14,717,024	14,270,279	3.1%
Revenue passenger miles (000s)	12,234,799	11,919,982	2.6%
Available seat miles (000s)	14,080,724	13,643,589	3.2%
Load factor	86.9%	87.4%	(0.5) pts.
Average length of haul	1,021	1,025	(0.4)%
Trips flown	118,538	117,599	0.8%

SECOND QUARTER
	2018	2017	Change
Revenue passengers carried	35,265,616	33,992,862	3.7%
Enplaned passengers	42,930,875	41,436,991	3.6%
Revenue passenger miles (000s)	35,142,539	34,382,696	2.2%
Available seat miles (000s)	41,492,281	40,171,225	3.3%
Load factor	84.7%	85.6%	(0.9) pts.
Average length of haul	997	1,011	(1.4)%
Trips flown	353,928	347,827	1.8%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	66,597,753	63,531,652	4.8%
Enplaned passengers	80,473,975	77,015,341	4.5%
Revenue passenger miles (000s)	65,582,031	63,723,355	2.9%
Available seat miles (000s)	78,858,750	76,871,095	2.6%
Load factor	83.2%	82.9%	0.3 pts.
Average length of haul	985	1,003	(1.8)%
Trips flown	680,144	669,617	1.6%

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